Exhibit 99.B(d)(18)(iii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2009

Beth Ann Brown

Columbia Management Advisors, LLC

One Financial Center

MA5-515-14-01

Boston, MA 02111

Dear Ms. Brown:

Pursuant to the Sub-Advisory Agreement dated April 28, 2006, as amended, between Directed Services LLC and Columbia Management Advisors, LLC (the “Agreement”), we hereby modify the sub-advisory fees payable to the Sub-Adviser for ING Columbia Small Cap Value Portfolio (the “Portfolio”), formerly known as ING Columbia Small Cap Value II Portfolio.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by modifying the annual sub-advisory fee for the Portfolio as reflected on the Amended Schedule A of the Agreement, effective May 1, 2009.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

Please signify your acceptance to the modification of the annual sub-advisory fee for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

ACCEPTED AND AGREED TO:

Columbia Management Advisors, LLC

By:	/s/Beth Ann Brown
Name:	Beth Ann Brown
Title:	Managing Director, Duly Authorized

AMENDED SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Columbia Management Advisors, LLC (the “Sub-Adviser”) to the following Series of ING Partners, Inc., pursuant to the attached Sub-Advisory Agreement, Directed Services LLC will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES

RATE

ING Columbia Small Cap Value Portfolio (formerly, ING Columbia Small Cap Value II Portfolio)	0.600% on first $500 million of assets; 0.550% on the next 100 million of assets; 0.500% on the next $100 million of assets; and 0.450% on assets over $700 million

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.